Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hudson Valley Holding Corp.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hudson Valley Holding Corp. of our report dated March 15, 2012 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Hudson Valley Holding Corp. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
New York, New York
December 18, 2012